[***] CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT MARKED BY BRACKETS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934 AS AMENDED.

Dated November 6, 2013
SCHRURS NV
as the Seller
AND
CRAILAR TECHNOLOGIES INC. (acting in its own name and for its own account as well as in the name and for the account of any Affiliate)
as the Purchaser
IN PRESENCE OF Mr. Serge Schrurs
(For acceptance of its obligations under Clause 12.1)
ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS
1.	DEFINITIONS AND INTERPRETATION	4
2.	SALE AND PURCHASE	4
3.	TRANSFER PROVISIONS	6
4.	PURCHASE CONSIDERATION	7
5.	LEASE AGREEMENT	8
6.	CONDITIONS PRECEDENT	8
7.	CLOSING	10
8.	SELLER'S REPRESENTATIONS AND WARRANTIES	12
9.	INDEMNIFICATION	13
10.	CONDUCT OF CLAIMS	15
11.	SPECIFIC INDEMNITY	17
12.	POST-CLOSING UNDERTAKINGS	18
13.	EXPLICIT TERMINATION CLAUSE	19
14.	CONFIDENTIALITY AND ANNOUNCEMENTS	20
15.	GENERAL PROVISIONS	21
1.	CAPACITY AND AUTHORITY	35
2.	SELLER'S EQUIPMENT AND MACHINERY	36
3.	TRANSFERRED CONTRACTS	37
4.	TRANSFERRED PERMIT	39
5.	LITIGATION	38
6.	EMPLOYEES	40

THIS ASSET PURCHASE AGREEMENT is made on November 6, 2013,

BETWEEN:

(1)     SCHRURS NV, an open limited liability company ("naamloze vennootschap / société anonyme") incorporated under the laws of Belgium, having its registered office at Pijpestraat 18, 8560 Wevelgem, registered with the Crossroads Databank for Enterprises under number (Kortrijk) 0452.656.339 (the "Seller"), hereby represented by Mr. Serge Schrurs in his capacity as Managing Director;

AND:

(2)     CRAILAR TECHNOLOGIES INC., a company incorporated under the laws of Canada, having its registered office at Chatterton Way 305-4420, Victoria, British Columbia V8X 5J2 (Canada), acting in its own name and for its own account as well as in the name and for the account of an Affiliate (the "Purchaser"), hereby represented by _________________ in his capacity as ________________.

The Seller and the Purchaser are hereinafter collectively referred to as the "Parties" and each individually (also) as a "Party".

IN PRESENCE OF:

(3)     Mr. SERGE SCHRURS, residing at Pijpestraat 18 8560 Wevelgem, ("Serge Schrurs"), for acceptance of its obligations under Clause 12.1.

WHEREAS:

(A)     The Seller is engaged in activities related to the dyeing, bleaching, processing and treatment of all natural and synthetic fibres for the textile industry (the "Business").

(B)     On August 30, 2013 the Purchaser and the Seller signed a letter of intent with respect to a possible transfer of certain assets related to the Seller's Business to the Purchaser (the "LOI").

(C)     From September 9, 2013 until October 25, 2013 the Purchaser has performed an analysis and due diligence investigation with respect to the Seller, the Transferred Assets and the Transferred Liabilities on the basis of information and documents made available by the Seller in the Data Room. An index of all documents contained in the Data Room is attached as Schedule 2 to this Agreement.

(D)     The Seller and the Purchaser have now reached a final agreement relating to the transfer of the Transferred Assets and the Transferred Liabilities from the Seller to the Purchaser (the "Transaction"), in accordance with the terms and conditions set forth in this asset purchase agreement (the "Agreement").

(E)     Within the framework of this Agreement, Parties have agreed that on the Closing Date, (i) the Purchaser and Serge Schrurs shall enter into a services agreement (an agreed form copy of which is attached as Schedule 7) (the "Services Agreement") and (ii) the Seller and the Purchaser shall enter into a lease agreement with respect to the wet processing facility located at Oostkaai 46, 8900 Ieper (the "Lease Agreement").

THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

1.     DEFINITIONS AND INTERPRETATION

In addition to the terms defined elsewhere in this Agreement, capitalised words and expressions shall have the meaning set forth in Schedule 1, unless in case the context would require otherwise.

2.     SALE AND PURCHASE

2.1     Transferred Assets

2.1.1     Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser shall accept such sale, assignment, transfer, conveyance and delivery, free of any and all Encumbrances, of any and all rights, title, benefit and interest that the Seller has in and to the following assets (hereinafter collectively referred to as the "Transferred Assets"):

(A)     any and all equipment, furniture, including office equipment and furniture, tools, fixtures, fittings and other tangible personal property located at the Leased Premises, as listed in Schedule 3 (the "Transferred Equipment and Machinery").

(B)     the environmental permit granted to the Seller by decision of the Deputation of the Provincial Council of the Province of West Flanders dated February 8, 1996, a copy of which is attached as Schedule 4 (the "Transferred Permit");

(C)     the rights, title and interests of the Seller in, to and under the employment contracts of the employees of the Seller, as listed in Schedule 5 (the "Transferred Employees").

2.1.2     Notwithstanding the above, Parties explicitly agree that the Seller will be allowed to continue to serve its current insulation customers provided that it does not interfere with the Purchaser's operations and that all fees related thereto shall be to the benefit of the Purchaser.

2.2     Excluded Assets

For the avoidance of doubts, it is hereby explicitly agreed upon that the following assets are not transferred to the Purchaser and are thus excluded from the terms and provisions of this Agreement (the "Excluded Assets"):

(A)     The following cars/furniture owned or leased by the Seller:

i.     BMW 116d hatch WBAUH51070E312757

ii.     Two wooden old family heritage in office and kitchen

2.3     Transferred Liabilities

As of the Closing Date, the Purchaser shall assume the following obligations and liabilities of the Seller:

2.3.1     any and all obligations and liabilities of the Seller under the Transferred Contracts;

2.3.2     any and all obligations and liabilities of the Seller under the employment agreements with the Transferred Employees.

2.4     Excluded Liabilities

All obligations, liabilities, debts, Taxes, expenses, costs, charges, commitments, accounts payable, breaches, warranties, guarantees or responsibilities of the Seller which are not Transferred Liabilities, including yet without limitation (i) the Seller's Debts and (ii) any legal, tax and accounting expenses incurred in connection with this Transaction, shall be excluded from the assumption of obligations and liabilities by the Purchaser under this Agreement and shall thus remain with the Seller, irrespective of whether known or unknown, due or not due, and payable or executable before, on or after the Closing Date (the "Excluded Liabilities").

3.     TRANSFER PROVISIONS

3.1     General

3.1.1     Title to and economic risk in respect of the Transferred Assets and the Transferred Liabilities shall pass to the Purchaser on the Closing Date.

3.1.2     All monies or other items belonging to the Purchaser which are received by the Seller on or after the Closing Date in connection with the Transferred Assets shall immediately be paid or passed by the Seller to the Purchaser.

3.1.3     The Seller and the Purchaser jointly undertake to execute all documents and take all steps as may reasonably be required by the Purchaser to vest the title to the Transferred Assets in the name of the Purchaser and to give effect to this Agreement.

3.2     Transferred Employees

3.2.1     Parties acknowledge and agree that the transfer of Transferred Assets and Transferred Liabilities contemplated by this Agreement constitutes a transfer of an undertaking or part of an undertaking, within the meaning of the Collective Bargaining Agreement no. 32bis, as amended, implementing the provisions of the EC Directive 2001/23 dated 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, as interpreted by the ECJ and the Belgian national courts and any modification of that Directive and all other collective bargaining agreements or other legislation implementing that Directive ("CAO 32bis").

3.2.2     As of the Closing Date, the Purchaser shall employ the Transferred Employees listed in Schedule 5. The Purchaser shall continue to observe the terms and conditions of the employment agreements and shall maintain the working conditions of the Transferred Employees, including the acquired length of service, the salary and other benefits in kind, as applicable on the Closing Date.

3.2.3     The Seller shall be solely responsible for the payment of all wages and the provision of accrued entitlement including premiums, end-of-year premiums, commission, loans, holiday pay) related to the Transferred Employees employment up to the working day immediately preceding the Closing Date. The Seller shall pay to the Purchaser an indemnity equal to all accrued entitlements of the Transferred Employees as if their employment contract would be terminated on the Closing Date including the social security contributions and taxes with respect to these amounts. This indemnity shall be paid within 15 Business Days following receipt by the Seller of a payment request from the Purchaser, duly evidencing the amount(s) for which the Seller is liable in accordance with this Clause 3.2.3.

4.     PURCHASE CONSIDERATION

4.1     In consideration for the Transferred Assets and Transferred Liabilities, the Purchaser shall, (re)pay all outstanding amounts under the loans and debts as set forth in Schedule 6, the aggregate value of which as at October 4, 2013 amounts to EUR 881.056 (the "Seller's Debts") directly to the relevant creditors of such Seller's Debts, on behalf of the Seller and in accordance with the provisions of Clause 4.2 en 4.3.

4.2     Subject to Clause 4.3, the (re)payment of the Seller's Debts by the Purchaser shall be made as follows:

4.2.1     As of the Closing Date and until the third anniversary of such Closing Date, the repayment of the Seller's Debts by the Purchaser shall be made in accordance with the terms of such Seller's Debts and/or the repayment schemes agreed upon between the Seller and the respective creditors of the Seller's Debts.

4.2.2     On the third anniversary of the Closing Date, the aggregate outstanding amount under the Seller's Debts at that point in time, shall be (re)paid in whole by the Purchaser to the respective creditors of the Seller's Debts.

4.3     Notwithstanding Clause 4.2.1, the Purchaser shall be entitled to repay all or part of the outstanding amounts under the Seller's Debts at any time on or after the Closing Date.

4.4     In case the (early) repayment of any of the Seller's Debts pursuant to Clause 4.2 or 4.3 would result in any penalty or reinvestment compensation being due to the relevant creditor, such penalty or reinvestment compensation shall be borne by the Seller.

4.5     The sale and transfer of the Assets contemplated by the Agreement is a sale of an undertaking ("bedrijfstak" / "branche d'activités") and is therefore exempt from Belgian Value added Tax ("BTW" / "TVA") in accordance with Article 11 of the Belgian VAT Code. The Parties shall comply with all regulations and procedures required to ensure application of Article 11 of the Belgian VAT Code to the sale of the Assets.

Should the tax exempt status in accordance with Article 11 of the Belgian VAT Code be refused by the tax authorities and should VAT be due on the transfer as contemplated in this Agreement, the Purchaser shall pay such VAT on the Purchase Consideration and the Seller shall issue an appropriate invoice for VAT purposes.

5.     LEASE AGREEEMENT

The Purchaser and the Seller hereby undertake that, following the execution of this Agreement, they will negotiate in good faith the terms and conditions of a lease agreement with respect to the wet processing facility located at Oostkaai 46, 8900 Ieper, which shall be entered into on the Closing Date between the Seller (as the lessor) and the Purchaser (as the Lessee) (the "Lease Agreement").

6.     CONDITIONS PRECEDENT

6.1     Conditions precedent to each Party's obligations

6.1.1     The obligation of each of the Parties to consummate the Transaction is subject to the satisfaction of the following conditions precedent (the "Conditions Precedent")

(A)     The Seller shall have obtained:

(1)     a valid tax certificate in accordance with article 442bis of the Belgian Income Tax Code, evidencing that no taxes are due by the Seller and that the Seller is not subject to any pending tax audit, issued by the competent tax administration not earlier than 25 days before the Closing Date;

(2)     a valid VAT certificate in accordance with article 93undeciesB of the Belgian VAT Code, evidencing that no VAT is due by the Seller and that the Seller is not subject to any pending tax audit, issued by the competent tax administration not earlier than 25 days prior to the Closing Date;

(3)     a valid social security certificates in accordance with article 41quinquies of the Act of 27 June 1969 on the State Social Security Service (RSZ), confirming that no social security contributions of the Seller are outstanding, issued not earlier than 25 days prior to the Closing Date.

(B)     Each of KBC and BNP Paribas shall have explicitly and unconditionally approved and consented to (i) this Agreement and the Transaction contemplated hereby and (ii) the fact that the KBC Debts c.q. the BNP Paribas Debts shall be repaid by the Purchaser on behalf of the Seller and that any such repayment by the Purchaser of any amount of the KBC Debts c.q. the BNP Paribas Debts shall discharge the Seller from its payment obligation towards KBC resp. BNP Paribas for the same amount.

6.1.2     The Seller shall be responsible for, and shall use all reasonable endeavours with a view to the fulfilment of aforementioned Conditions Precedent as soon as practicably possible following the date of this Agreement.

6.2     Satisfaction of the Conditions Precedent

Notwithstanding Article 1179 of the Civil Code, the fulfilment of the Conditions Precedent shall have no retroactive effect.

6.3     Non-Satisfaction

6.3.1     If any of the Conditions Precedent set out in Clause 5.1 is not satisfied within six (6) months after the date of this Agreement, each of the Parties has the right to terminate this Agreement by giving written notice to the other Party.

6.3.2     If this Agreement is terminated pursuant to this Clause 6.3.1 all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

6.3.3     The Conditions Precedent set forth in Clause 6.1.1 are for the sole benefit of the Purchaser and may solely be waived by the Purchaser, in its own discretion, at any time on or prior to the Closing Date.

7.     CLOSING

7.1     Date and place

The Closing shall take place on the date to be agreed upon between Parties as soon as practicably possible following satisfaction of all Conditions Precedent and in any event no later than the date mentioned in Clause 6.3.1 (the "Closing Date").

7.2     Closing Obligations

7.2.1     Seller's Closing Obligations

On the Closing Date, the Seller shall do all of the following (the "Seller's Closing Obligations"):

(A)     The Seller shall deliver to the Purchaser:

(1)     a copy of the minutes of a meeting of the board of directors of the Seller authorising the Seller to enter into and perform its obligations under this Agreement;

(2)     a tax certificate in accordance with Article 442bis of the Belgian Income Tax Code, issued no earlier than 25 days prior to the Closing Date, stating that no income taxes are due by the Seller;

(3)     a tax certificate in accordance with Article 93Undecies of the Belgian VAT Code, issued no earlier than 25 days prior to the Closing Date, stating that no VAT is due by;

(4)     a certificate in accordance with Article 41quinquies of the Act of 27 June 1969 to amend the decision Act of 28 December 1944, issued by the relevant social security authorities, issued no earlier than 25 days prior to the Closing Date, stating that no social security obligations are due by the Seller;

7.2.2    Purchaser's Closing Obligations

On the Closing Date, the Purchaser shall deliver to the Seller a copy of the minutes of a meeting of the board of directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement (the "Purchaser's Closing Obligation").

7.2.3     Joint Closing Obligations

On the Closing Date, the Seller and the Purchaser shall do all of the following or shall cause the same to be done (the "Joint Closing Obligations"):

(A)     The Seller and the Purchaser shall send written information letters to each of the Transferred Employees mentioning the consequences of application of the CAO 32bis;

(B)    The Purchaser and Serge Schrurs shall enter into the Services Agreement;

(C)     The Purchaser and the Seller shall enter into the Lease Agreement.

7.3     Simultaneous Closing

The effectiveness of any action taken at the Closing towards fulfillment of any Closing Obligation is conditional upon completion of all other actions taken towards fulfillment of all other Closing Obligations; failure to complete one of said actions shall automatically render all other such actions null and void.

8.     SELLER'S REPRESENTATIONS AND WARRANTIES

8.1     General

The Seller warrants to the Purchaser that the representations and warranties set out in Schedule 7 (the "Seller's Representations") are true, accurate and not-misleading on the Closing Date.

8.2     Disclosures

Each of the Seller's Representations shall be construed as a separate warranty and is given subject only to the matters which are disclosed in Schedule 9, which shall therefore limit the contents and scope of such Seller's Representations, provided that such matters are described in such detail allowing the Purchaser, assisted by its professional advisors, and taking into account the professional experience of the Purchaser to assess the nature, subject matter and scope and consequence of such matter.

8.3     Purchaser's knowledge / Due diligence

The rights and remedies of the Purchaser in respect of a breach of any of the Representations shall not be affected by the signing of the Agreement, by the Due Diligence or any other investigation made by the Purchaser or by any other prior knowledge of the Purchaser (except as may result from the Disclosure Schedules and then only within the limits of Clause 9.2 hereof), by the giving of any time or other indulgence by the Purchaser to any person, by the Purchaser rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

9.     INDEMNIFICATION

9.1     Liability for breaches

The Seller agrees to fully indemnify the Purchaser against any and all Damages incurred by the Purchaser, resulting from or being a consequence of:

(A)     any breach or inaccuracy of any of the Seller's Representations contained in this Agreement; or

(B)     any breach of any other covenant or obligation of the Seller contained in this Agreement.

9.2     Time limitation for Claims

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless notification of such claim is given by the Purchaser to the Seller in accordance with Clause 10.1 within 36 months after the Closing Date.

Notwithstanding the preceding, any agreement, representation or warranty in respect of which indemnification may be sought under this Clause 9 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if a Claim Notice in respect of the inaccuracy, incompleteness or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

9.3     Contingent liabilities

The Seller shall have no obligation to indemnify the Purchaser in respect of any liability which is contingent ("voorwaardelijke of latente verbintenis" / "obligation conditionnelle ou éventuelle"), unless and until such contingent liability has become an actual liability and is due and payable, provided, however, that this Clause 9.3 shall not have the effect of preventing the Purchaser from validly making a claim in respect of a contingent liability within the time limit specified in Clause 9.2, even though it has not become an actual liability.

9.4     Maximum liability

Notwithstanding any other provision in this Agreement, the aggregate liability of the Seller under this Agreement shall not exceed the amount of the Purchase Consideration.

9.5     Minimum Claims

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim arising from any single Damage where the amount which would otherwise be recoverable under this Agreement in that respect does not exceed EUR 25.000. When the threshold of EUR 25.000 is met, the Purchaser shall only be entitled to recover the amount of the Damages, in excess of such threshold, without prejudice to the other limitations of liability set out herein.

9.6     Insurance proceeds and recoveries from third parties

9.6.1     The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the Damages in respect of which the Claim is made:

(A)     are effectively recovered under an insurance policy in force at the Closing Date or at the date of the occurrence of the Damage; or

(B)     are effectively recovered from any other third party.

9.6.2     Accordingly, any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any insurance proceeds, indemnification or other recovery from any insurance company or any other third party in respect of the Damage which is the subject matter of the Claim.

9.6.3     If the Seller pays an amount in discharge of any Claim and the Purchaser subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the Purchaser shall pay to the Seller an amount equal to the difference between:

(A)     the amount paid by the Seller to the Purchaser; and

(B)     the amount that the Purchaser would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 9.

9.6.4     If the Seller pays an amount in respect of any Claim, the Purchaser shall assign to the Seller all of its rights arising from the Damage which is the subject matter of that Claim against any insurance company or other third party, to the extent such assignment is permitted.

9.7     No cumulation (non bis in idem)

If the same event, matter or circumstances can give rise to a Claim under several provisions of this Agreement, the Purchaser shall only be indemnified once.

9.8     Mitigation

Without prejudice to Article 1134, Section 3 of the Belgian Civil Code, the Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Damages which might give rise to a Claim against the Seller.

9.9     Fraud Exception

None of the limitations contained in this Clause 9 shall apply in case of fraud ("fraude"/"bedrog") or wilful misconduct by the Seller.

10.     CONDUCT OF CLAIMS

10.1     Notification of a Claim

In order to make a Claim against the Seller, the Purchaser shall give a notice of such Claim to the Seller within the time limits provided in Clause 9.2 (the "Claim Notice"). Such notice shall set out in reasonable detail the legal and factual basis of the Claim, together with a first bona fide estimate of the amount of the Damages. A copy of all documents establishing the basis of the Claim shall be enclosed in the notice.

10.2     Notification of Seller's Objections

10.2.1     The Seller shall give a notice to the Purchaser objecting to the Claim within thirty (30) days following notification of such Claim. Such notice shall contain a statement of the basis of the Seller's objections to the extent available.

10.2.2     If the Seller fails to notify the Purchaser that it objects to such Claim within the period of time provided under Clause 10.2.1, the amount of such Claim shall be conclusively deemed a liability of the Seller who did not object and shall be paid to the Purchaser.

10.2.3    If the Seller objects to a Claim within the period of time provided under Clause 10.2.1, the Parties shall use their best efforts to resolve such dispute and, in the absence of such resolution, such dispute shall be submitted to the courts in accordance with Clause 15.10.

10.3     Payment by the Seller

10.3.1     If the Seller has accepted the amount claimed by the Purchaser or if the Seller and the Purchaser have agreed on another amount, the Seller shall pay such amount within 15 (fifteen) calendar days of such acceptance or agreement.

10.3.2     If the matter giving rise to a Claim has been decided by the competent court and the Seller has been ordered to pay any amount pursuant to any enforceable judgement, the Seller shall pay such amount within fifteen calendar days after such judgement has become res judicata.

10.3.3     All payments shall be made in accordance with such instructions as shall be notified by the Purchaser to the Seller.

10.4     Third party claims

If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a "Third Party Claim"), then:

10.4.1     the Purchaser shall provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

10.4.2     the Purchaser shall assume and control the defence in respect of such Third Party Claim;

10.4.3     the Seller shall have the right to participate in, but not control, any defence against any Third Party Claim at its sole cost and expense.

10.4.4     the Purchaser shall keep the Seller informed and, when appropriate consult with the Seller, on the status of any Third Party Claim including, without limitation, all proposed settlement negotiations.

10.4.5     the Purchaser shall not enter into any settlement of any Third Party Claim without the written prior consent of the Seller, which consent shall not be unreasonable withheld or delayed. In the absence of any response by such other Party within 30 calendar days following a written request to obtain the abovementioned consent, this non-response shall be deemed to express this Party's consent.

11.     SPECIFIC INDEMNITY

11.1     The Seller shall indemnify the Purchaser for any and all Damages, resulting from any and all payments made or to be made by the Purchaser under the Transferred Liabilities to the extent that such payments relate to the period up to the Closing Date or to events, circumstances or facts occurred prior to the Closing Date;

11.2     The limitations set out in Clause 8 and Clause 9 shall not apply to this specific indemnity.

12.     POST-CLOSING UNDERTAKINGS

12.1     Competition

12.1.1     The Seller and Serge Schrurs undertake to the Purchaser they shall not and that they shall procure that their respective Affiliates as well as Serge Schrurs' spouse and relatives in descending order shall not, directly or indirectly, for their own account or in conjunction with or on behalf of any person (as principal, agent, independent, contractor, partner, employee, consultant or otherwise), unless with the prior written consent of the Purchaser:

(A)     compete with the Business, as such business is carried on as of the Closing Date in the Territory;

(B)     solicit or endeavor to entice away from or discourage from dealing with the Purchaser or induce to trade on different terms any person who was a customer or client of the Business at the Closing Date; or

(C)     solicit or endeavor to entice away from or discourage from being employed by the Purchaser or any of its Affiliates any employee (including the Transferred Employees), whether or not such person would commit a breach of contract by reason of leaving employment; provided, however, that nothing in this paragraph shall prohibit hiring as a result of general solicitations or hiring of former employees, i.e. employees who have left the Purchaser or any of its Affiliates for more than six months.

12.1.2     It is hereby expressly understood that nothing in this Clause 12.1 shall prohibit (i) Serge Schrurs to enter into the Services Agreement and to provide, as an independent contractor, the Purchaser with general management services on the basis thereof or (ii) the Seller to continue serving its current insulation customers provided that it does not interfere with the Purchaser's operations and that all fees related thereto shall be to the benefit of the Purchaser.

12.1.3     The duty not to compete as described in this Clause 12.1 shall remain in full force and effect until the third anniversary of the Closing Date. The limitations set forth in this Clause 12.1 are considered as reasonable by the Parties. In the event a limitation is considered null and void, the provisions of Clause 15.7 shall apply.

12.1.4     In the event of any breach of the covenants contained in this Clause 12.1, the Purchaser shall be entitled to indemnification in cash from the Seller for the Damages caused, it being understood that such Damages will be equal to EUR 150.000. If the Damages effectively suffered by the Purchaser exceed the said amount of EUR 150.000, the Purchaser is entitled to claim from the Seller any excess amount so that he receives full payment of such Damages.

12.2     Notifications

Immediately following Closing, the Purchaser shall procure:

(A)     the due notification of the content of this Agreement (together with the relevant certificates mentioned in Clause 7.2.1(A)(2), 7.2.1(A)(3) and 7.2.1(A)(4) to the competent tax and social security authorities in accordance with (i) Article 442bis, Section Section 2 and 3, of the Belgian Income Tax Code 1992, (ii) Article 93undeciesB of the Belgian VAT Code and (iii) Article 41quinquies of the Act of 27 June 1969 to amend the decision Act of 28 December 1944 regarding the social security of employees; and

(B)     the due notification of this Agreement and the Transaction contemplated hereby to the Deputation of the Provincial Council of the Province of West Flanders in accordance with article 42 of the Flemish Regulation on Environmental Permits.

13.     EXPLICIT TERMINATION CLAUSE

13.1     If at any time between the Closing Date and the third anniversary of the Closing Date the Purchaser fails to fulfill any repayment obligation with respect to the Seller's Debts , where such obligation has been agreed upon between the Seller and the creditor of such Seller's Loans and disclosed to the Purchaser pursuant to this Agreement, the Seller may notify Purchaser in accordance with Clause 15.2 of such failure.

13.2     If the Purchaser fails to cure such repayment failure within 60 calendar days from receipt of notification of such failure, the Seller may, at its option, deliver to the Purchaser a notice of immediate demand for return of all right, title, benefit and interest in and to the Transferred Assets as set out in Clause 2.1 of this Agreement, and the Purchaser will be deemed upon receipt of such demand to so assign, transfer, convey and deliver all such rights in and to the Transferred Assets to the Seller. The parties hereby agree to carry out any actions, and to execute and deliver any additional deeds or documents necessary to effect the purpose of this Clause 13.

13.3     Notwithstanding the foregoing, any and all assets contributed, acquired or added to the Transferred Assets by the Purchaser subsequent to the Closing Date will remain the sole property of the Purchaser and the Seller will allow the Purchaser unimpeded access to all such assets during normal business hours. The Seller will safeguard such assets in the same manner as the Transferred Assets and will allow the Purchaser a 90 day removal period commencing with the demand set out in Clause 13.2.

13.4     Parties further acknowledge and agree that the transfer provisions set forth in Clause 3 of this Agreement, shall mutatis mutandis apply to the transfer of the Transferred Assets and the Transferred Liabilities from the Purchaser to the Seller in accordance with this Clause 13.

14.     CONFIDENTIALITY AND ANNOUNCEMENTS

14.1     Subject to the exceptions provided in Clause 14.2, each Party shall treat as strictly confidential all information received or obtained by it or its agents or professional advisers as a precursor to or in connection with or as a result of entering into or performing this Agreement (the "Confidential Information") which relates to:

(A)     the existence of and any of the contents of this Agreement;

(B)     the negotiations relating to this Agreement;

(C)     the Business or affairs of the Purchaser; or

(D)     the other Party.

14.2     Each Party may disclose Confidential Information if and to the extent:

(A)     required by the law of any relevant jurisdiction, by governmental order or by relevant stock exchange regulations;

(B)     to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings;

(C)     required to vest the full benefit of this Agreement in either Party or their successors or permitted assigns;

(D)     properly disclosed to the professional advisers, auditors and bankers of each Party (subject to the latter being bound by a confidentiality undertaking);

(E)     the information has come into the public domain other than by that Party's breach of this Agreement; or

(F)    with respect to the Confidential Information referred to in Clause  14.1(C), the information is known in its industry of principal use or independently developed by the Seller;

provided that, to the extent practicable, any such information disclosed pursuant to Clause 14.2 shall be disclosed only after consultation with the other Party.

14.3     The restrictions contained in Clause 14 shall continue to apply without limit in time and whether or not this Agreement is terminated in any manner whatsoever.

14.4     Announcements of the Transaction contemplated in this Agreement shall be allowed as from the Closing Date. The Parties will consult with each other on the form, content and timing of such announcement.

14.5     The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the contents of this Agreement occurs.

15.     GENERAL PROVISIONS

15.1     Further assurance

The Seller shall after the Closing Date execute all such deeds and documents and do all such things as the Purchaser may require for perfecting the Transaction to be effected under or pursuant to this Agreement and for giving the Purchaser the full benefit of the provisions of this Agreement.

15.2     Notices

15.2.1     Any notice, approval, consent or other communication to be made under or in connection with the matters contemplated in this Agreement shall be made in writing and in English and be signed by or on behalf of the Party giving it and shall be delivered personally or sent by fax confirmed by registered mail:

If to the Seller:	Name:	Schrurs NV
	Address:	Pijpestraat 18 8560 Wevelgem (Belgium)
	Attention:	Serge Schrurs
	Fax:	__________________
With a copy to:	Name:	De Wolf & Partners
	Address:	Koning Leopold I-straat 24 8500 Kortrijk (Belgium)
	Attention:	Jasper Caby
	Fax:	+32 56 21 59 53
If to the Purchaser:	Name:	Crailar Technologies Inc.
	Address:	Chatterton Way 305-4420, Victoria, British Columbia V8X 5J2 (Canada)
	Attention:	Ted Sanders
	Fax:	___________________
With a copy to:	Name:	Stibbe CVBA
	Address:	Loksumstraat 25, 1000 Brussels (Belgium)
	Attention:	Katrien Vorlat
	Fax:	+32 2 533 51 45

and shall be deemed to have been duly given or made as follows:

(A)     if personally delivered, upon delivery at the address of the relevant Party;

(B)     if sent by express courier, three calendar days after the date of posting; and

(C)     if sent by fax, on production of a transmission report from the machine from which the fax was sent which indicates that the fax was sent in its entirety to the fax number of the recipient, subject to such fax being confirmed by registered letter sent the same day as the day of the fax transmission.

15.2.2     A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of the giving of notices or other communications provided that such notification shall only be effective:

(A)     on the date specified in the notification as the date on which the change is to take place; or

(B)     if no date is specified or the date specified is less than five calendar days after the date on which notice is given, the date falling five calendar days after notice of any such change has been given.

15.3     Costs and expenses

The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

15.4     Entire agreement

This Agreement (and the documents and agreements referred to herein) contains the entire agreement between the Parties with respect to its subject matter.

15.5     Amendment

No amendment of this Agreement shall be effective unless it is made in writing and signed by duly authorised representatives of all Parties.

15.6     Assignment

15.6.1     Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation or any other transaction, including the sale or contribution of a division ("bedrijfstak" / "branche d'activité") or of a business as a whole ("algemeenheid" / "universalité"), or a merger, spin-off or split-up) without the prior written consent of the other Party. As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause) and the assignee shall not be entitled to exercise any of the rights under this Agreement.

15.6.2     Subject to the assignment restrictions set out in this Clause 15.6 the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, successors and assigns.

15.7     Severability / Partial invalidity

15.7.1     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

15.7.2     In such case, each Party shall use its reasonable best efforts to immediately negotiate in good faith a valid replacement provision having a similar economic effect which is as close as possible to that of the invalid, void or unenforceable provision.

15.8     No waiver

The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

15.9     Governing law

This Agreement shall be governed by and construed in accordance with Belgian law.

15.10     Jurisdiction

All disputes arising out of or in connection with this Agreement and which the Parties are unable to settle amicably shall be subject to the exclusive jurisdiction of the courts of Brussels, and the language of the procedure shall be Dutch.

Done at _________________ on November 6, 2013 in 6 originals, each Party and Serge Schrurs recognizing having received its original and 3 originals for filing purposes.
For the Purchaser

/s/ Theodore Sanders
Name : Theodore Sanders	Name :
Title : CFO	Title :
For the Seller

/s/ Serge Schrurs
Name : Serge Schrurs
Title : Managing Director

For acceptance of its obligations under Clause 12.1

/s/ Serge Schrurs
Serge Schrurs

SCHEDULE 1

Definitions and interpretation

1. Definitions

In this Agreement each of the following words and expressions shall have the following meanings:
Affiliate	:	means any person or entity controlling, controlled by, or under common control of a Party within the meaning of article 11 of the Companies Code.
Agreement	:	means this asset purchase agreement, including the Schedules hereto, which form an integral part thereof.
BNP Paribas Debts	:	means the debts and liabilities of the Seller towards BNP Paribas, as set forth in Schedule 6.
Business	:	has the meaning set out in Recital (A).
Claim	:	means a claim made by the Purchaser for Damages resulting from the inaccuracy, incompleteness or breach of any of the Seller's Representations.
Claim Notice	:	has the meaning as set out in Clause 10.1.
Clause	:	means any clause of this Agreement.
Closing	:	means the transfer of title and economic risk in respect of of the Transferred Assets and Transferred Liabilities pursuant to this Agreement.
Closing Date	:	means the date on which the Closing takes place, as set out in Clause 6.1.
Conditions Precedent	:	has the meaning set out in Clause 6.1.
Confidential Information	:	has the meaning set out in Clause 14.1.
Damages	:	means any direct loss within the meaning of Articles 1149, 1150 and 1151 of the Belgian Civil Code.
Encumbrance	:

means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, usufruct ("vruchtgebruik"/ "usufruit"), option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, claim or any other third party right of any kind, however documented.

Excluded Assets	:	has the meaning as set out in Clause 2.2.
Excluded Liabilities	:	has the meaning as set out in Clause 2.4.
Governmental Authority

means any nation or government, any state, regional, provincial, territorial, local or other political subdivision thereof, or any supranational authority and any entity or official exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

Joint Closing Obligations	:	has the meaning set out in Clause 7.2.3.
KBC Debts	:	means the debts and liabilities of the Seller towards KBC to the Seller, as set forth in Schedule 6.
Lease Agreement	:	has the meaning set out in Recital (E).
Leased Premises	:	shall mean the wet processing facility located at Oostkaai 46, 8900 Ieper.
Liabilities	:	means, as to any person, all past, present and future debts, adverse claims, fines, liabilities and obligations of any kind.
Purchase Consideration	:	means the aggregate price for the Assets as defined in Clause 4.1.
Purchaser's Closing Obligations	:	has the meaning as set out in Clause 7.2.2.
Seller's Closing Obligations	:	has the meaning as set out in Clause 7.2.1.
Seller's Debts	:	has the meaning as set out Clause 4.1.
Seller's Representations	:	means the representations and warranties made by the Seller to the Purchaser pursuant to Clause 8 and as set forth in Schedule 8.
Services Agreement	:	has the meaning set out in Recital (E).
Tax(es)	:

means all federal, state, local and foreign taxes (including, without limitation, income, profit, VAT, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and instalments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description and any interest, penalties or additions to tax imposed thereon or in connection therewith.

Territory	:	means Belgium.
Third Party Claim	:	has the meaning set out in Clause 10.2.
Transaction	:

means the transfer of the Transferred Assets and the Transferred Liabilities by the Seller to the Purchaser and the corresponding acquisition of the Transferred Assets and the Transferred Liabilities by the Purchaser from the Seller, subject to the terms and conditions of this Agreement.

Transferred Assets	:	has the meaning as set out in Clause 2.1.
Transferred Contracts	:	has the meaning as set out in Clause 2.1.2.
Transferred Employees	:	has the meaning as set out in Clause 2.1.1(C).
Transferred Equipment and Machinery	:	has the meaning as set out in Clause 2.1.1(A).
Transferred Liabilities	:	has the meaning as set out in Clause 2.3.
Transferred Permit	:	has the meaning as set out in Clause 2.1.1(B).

2. Interpretation

In this Agreement, except where the context otherwise requires:

    in the event of any difficulty of interpretation, the rules set out in Articles 1156 to 1164 of the Belgian Civil Code ("Burgerlijk Wetboek /Code Civil") shall apply. However, the application of Article 1162 of the Belgian Civil Code is expressly waived.

    the original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

    a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

    when using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of "porte-fort" / "sterkmaking".

    in this Agreement, general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words and general words which follow particular or specific words shall not be given a restrictive meaning by reason of the fact that they are preceded by such words.

    reference to this Agreement includes this Agreement as amended and supplemented in accordance with its terms.

    reference in this Agreement to the "best efforts" of a person means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

    for the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Belgium, the expiry date shall be postponed until the next business day in Belgium. Unless otherwise provided herein, all periods of time shall be calculated in calendar days.

SCHEDULE 2

INDEX DATA ROOM

SCHEDULE 3

TRANSFERRED EQUIPMENT AND MACHINERY

[***]

*** Confidential treatment with respect to 12 pages of information in this Schedule 3 has been requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE 4

TRANSFERRED PERMIT
Province of West Flanders Province Boeverbos King Leopold III -laan 41 B - 8200 St- Andries Phone 050 /40 31 11 IN CHOiCE TEL Telex 81 170 Fax 050 / 40 31 00	REGISTERED On N.V. Schrurs PIJPESTRAAT 12 8560 WEVELG

Bruges , 16/02/1996

Our ref: 7C/33011/273/A/1

your ref:

Attachments: Decision + certificate

Subject: Application of SA Schrurs , PIJPESTRAAT WEVELGEM with the object of operating a textile facility located at OOSTKAAI 48 YPRES .

Dear,

According to art. 35, 5°c of the Flemish Regulation concerning the environmental licenses, a certified copy of the decision of the Provincial Deputation, as well as the certificate referred to in art. 1 Section 4 of the Flemish Regulation on the Environment is being sent to you.

Yours sincerely,

On behalf of the Provincial Council,

The Deputy Director,

/ s / Bruno Tricot

Bruno Tricot.

Dossier 33011/273/A/1

Decision of the Provincial Deputation of the Provincial Council, containing license for - NV Schrurs - to operate an establishment located in YPRES ( YPRES )

The Provincial Deputation of the Provincial Council,

Given the decree of 28 June 1985 concerning the environmental license, as amended by the decree of February 7, 1990, to December 12, 1990, of December 21, 1990, of December 22, 1993 and December 21, 1994;

Given the Decree dd February 6, 1991 of the Flemish Executive establishment of the Flemish regulations concerning the environmental license, as amended by Decree of the Flemish Executive of 27 February 1992, by decision of 28 October 1992, by decision of 27 April 1994 and by decision of 1 June 1995;

Given the decision of the Flemish Government of 1 June 1995 concerning General and Sectoral provisions relating to Environmental Hygiene (VLAREM II , Belgian Official Gazette dated July 31, 1995) , As amended by Decree of 6 September 1995;

The following license(s) and decisions were given regarding the operation of the apparatus shown below and on the date of the application of the license application here below, that's in application.

Given the environmental license application on 11.3.1995, by Schrurs NV, established in 8560 WEVELGEM , PijPESTRAAT 12 , seeking to obtain an environmental permit for a facility located at 8900 YPRES (YPRES,) EASTERN QUAY 48, cadastral :

Dept. Township. Parcelnr section.

YPRES 5 B 941 / C (Part)

with the object to operate a textile processing facility

(Headings

3.3

Wastewater and cooling water: the not discharging of under section 3.6 includes domestic sewage in public sewers (3) Requested: 40 m3/year wastewater

3.6.3.1.

Wastewater and cooling water: waste water treatment plants for hazardous industrial waste water (effluent till 50 m3/h) (2)

Requested : 20000 m3/year wastewater

4.2.

Coating agents: application of lacquers, paints, etc. by immersion (2)

Requested : 133.2 kW three dyeing machines Requested : 5 kW steel dyeing machine 12.2.1 .

Electricity: electrical transformers with an individual nominal power of 100 kVA till 1,000 kVA (3) Requested : 165 kVA transformer

16.3.2.2.

Gases: compressors with a single driving force > 10 kW t.e.m. 200 kW (2)

Requested: 18.7 kW air compressor 17/03/32 .

Hazardous substances: warehouses for oxidizing, harmful, corrosive or irritant substances (> 1000 kg till 50,000 kg) (except those referred to in section 48) (2)

Requested: 3180 kg corrosive substances Requested : 5890 kg irritants

Requested: 510 kg harmful coagulate

23.3

Plastics: storage of plastics and articles of plastic with a maximum capacity of > 10 tonnes in a room or 100 tonnes in the open air, exc. those referred Cat 48 (2)

Requested: 100 tonnes of plastics

29.5.2.2.

Metal forging and devices for the mechanical treatment / manufacturing of metal (objects) (total thrust > 10 kW till 200kW ) (2)

Requested 5,7 kW 2 metalwork.

39.13.

Steam Appliances: steam generators with a water content of > 5,000 liters (1)

Requested: 25000 liter boiler

39.4.1.

Steam Appliances: heat exchangers with a water capacity of the secondary area of 251 till 5000 1 (3) Requested 5000 liters exchanger

41.43.

Textiles: chemical cleaning and treatment of textiles (total force of > 200 kW) (1)

Requested: 259.51 kW textile dying .

41.5.

Textile: Textile(goods) warehouses with a capacity > 10 tonnes (3)

Requested: 200 tons of textiles

43.1.3.

Combustion devices without electricity production (combustion c.d.) with a heat output > 5000 kW (1)

Requested: 6977 kW boiler

so that it would include :

a textile company:

- The discharge of wastewater from sanitary installations and kitchen (0.1 m3/hr , 0.18 m3/day and 40 m3/year) into the public sewer

- The discharge of wastewater from the textile dye house and the draining of the boiler (10 m3/hr, 200 m3/day and 20,000 m3/year ) via a wastewater basin of 500 m3 (aeration, mixing, pH adjustment, temperature adjustment and sedimentation) into the public sewer

- High voltage transformer 165 kVA

- A textile dying firm with 3 textile fibre dyeing machines each 44.4 kW , a jet dyeing machine 5 kW and two spin operators , respectively . 11 kW and 13 kW

- A dryer with an opener of 8 kW , 2 dryers respectively . 6 kW and 9.8 kW, 2.2 kW dryer, two balers respectively . 5 kW and 16.91 kW and a 1.1 kW rounding machine bobbins

- A Meurabloc boiler (No 2416, 12 bar) with gas burner and pump 11 kW each, a water content of 25.0001 and a thermal power of 6,977 kW

- An air compressor 18.7 kW

- A 7.6 kW hoist

- A repository for 6001 acetic acid (technical 40 % vol .) 1 Cleocid 300 V, 300 1 hypochlorite , 1201 hydrogen peroxide (27.5%) , 1,620 1 NaOH - solution (29%) and 2.100 kg of sodium carbonate in the open air

- A color magazine with storage of 240 kg corrosive, 3790 kg irritating and 510 kg harmful dye auxiliary products

- A heat exchanger with a water capacity of the secondary area of 5.0001 in between openings of 3 m3 - 2 metalworking machines together 5.7 kW

- Warehouse storage of up to 200 tons of textiles and textile articles divided into raw materials and finished products such as sisal, wool, cotton, spools, acrylic, polyester and polyamide including up to 100 tonnes of plastics and articles of plastics.

Given the fact that on the date of 13/11/1995, the environmental license application was declared admissible and complete;

Given the documents, certifying that the environmental license obtained the necessary publicity, in accordance with Article 17 of the Flemish regulations regarding the environmental license;

Given the minutes dd. 12/23/1995 proving that no written or oral objections and comments were submitted during the public inquiry;

Given the advice of the board of Mayor and Aldermen that is favorable if it's provided that the discharged effluent from the treatment plant, does not harm or hamper the operation of the(the pH must be constant in order to avoid acidic water with high lead concentrations),if it's provided that a region- green screen is applied and if it's provided that the treatment is well maintained and the sludge is regularly discharged to an approved establishment;

Given the hearing of the applicant by the Provincial Environmental license Commission;

Given the favorable advice dated 12/01/1996 of the Environmental Department of the Environmental licenses, Nature, Land and Water Administration;

Given the favorable opinion, dated 06/12/1995 of the ROHM Department of Administration for Planning and Housing Department of the Environment and Infrastructure;

Given the partially favorable opinion dated 04/01/1996 of the Flemish Environment Agency;

Given the favorable opinion, dated 15/12/1995 of the Public Waste Company; having regard to the favorable opinion dated. 26/01/1996 of the Provincial Environmental Commission;

Given the location of the establishment in an area for polluting industries of the regional plan Ieper-Poperinge, for which the following rules apply:

2.1.2. Areas for environmentally loading industries. These are intended for companies who must be isolated for economic or social reasons;

Given the location of the device in a BPA "Industrial area expansion of the leperleekanaal II (Art. 17)" dated 26/09/1991 for which the following rules apply: Business-ground

Whereas (reasoning from the viewpoint of urban and spatial aspects) it may be established that the operation of the facility which is the subject of the aforementioned environmental permit application forms, is consistent with the aforementioned spatial and urban planning regulations made;

Whereas, in contrast to the opinion of the Provincial Environmental license commission, is showed that a region- green screen is designated so as not to disturb the general view of the area, which responds to the comments of the Town Council with this particular condition;

Whereas it comes to moving a textile company from Wevelgem to leper;

Whereas the sanitary and industrial wastewater are fed separately to the street sewer;

That the requested rate for industrial is halved compared to the discharge permit in Wevelgem , that section 3.63 applied instead of the requested 3.4 and 3.62 , that this is officially rectified;

That the industrial waste is discharged through a small treatment plant consisting of sedimentation, homogenization, pH and temperature regulation, which is not provided in a color treatment;

Whereas the parameters Kjeldahl -N and phosphate are not applied while these compounds are normally present in such waste water;

Whereas there is vagueness about what the discharge of industrial concerns so it is appropriate that this will be examined and evaluated by an environmental expert "surface" , that this is imposed with a special condition;

Considering industrial waste can be aggressive, that the applicant has stated in the provincial environmental license committee, that the wastewater basin will be conducted in foil, that this does not necessarily guarantee that there's no soil and groundwater contamination and that the water-basin should be performed in durable and impervious material, that this is imposed with a special condition;

Whereas the dye centrally deployed in the commercial building, the dyes and auxiliary products are stored in the color magazine on the floor above the office, that the chemical products are stored in the open air outside, that this can be done according the Vlarem II conditions.

Whereas the air outlet of the heating of the boiler (gas burners) and the raw material dryers (water vapor) will happen through a chimney;

Whereas the institution is working between 5 and 21 and that night work is also possible in the future, that in a particular condition suitable working hours should be imposed;

Whereas the operation of the allowable part of the institution must be compatible with the environment, both in terms of risks to the external security as regards the nuisance, the effects on the environment, the waters , the nature and the man outside the establishment;

Whereas it is therefore necessary to impose license conditions that are achievable and meet the requirement of best available clean technologies without excessive costs permit conditions, and that the technical criteria and the applicable standards are applied in this spirit, that these conditions can be instantiated as defined in annex;

Considering the partially favorable opinion from the Flemish Environment Agency, as follows: favorable for discharge of HA in sewage if we meet the conditions for the discharge of BA in surface water via a sewage treatment plant if it's provided that it's up to 10 m3 / h , 200 m3/day and 20,000 m3 / y discharged and it's provided that the imposed parameters and pollutants are respected; unfavorable for the discharge of BA through a sewage treatment plant that consists of a basin of 500 m3 for the reason that it concerns here a new business which may be expected to produce a wastewater stream the already poorly working WWTP will not improve"

can not be taken into consideration with regard to the discharge of BA via a sewage treatment plant which consists of a basin of 500 m3 and is refuted by the above considerations;

Whereas the elements introduced by the applicant, heard by the Provincial Environmental license Commission are as follows: "There are now 11 employees, an impermeable film is now widely used for water treatment basins in the textile sector, there are no phenols used in the process; normally we don't meet the sectoral standards, there occurred a misconception in the application, in the column "res after purification " the sectoral standards are written, which we are definitely under. We moved to leper because we could connect to a sewer there; a water treatment plant for discharge to surface water is priceless, because we are contractors who have to do different kinds of work, a water treatment plant like this would never function properly, there is no treatment, wastewater is cooling , and the pH is adjusted, I charge directly into the sewer, I could increase my business numbers with much ease, but then I do not get the discharge standards, which I would not want, the line to the water-basin is in stainless steel and is hollowed out, I have no idea about the composition of the settled sludge, everything had to go fast because I can only move in the long vacation in 1996, the license is valid until February 1997 ";

Whereas these elements don't alter the considerations and observations mentioned above ;

Whereas it can be established that the risks for the external safety, nuisance, the effects on the environment, the water, nature and humans out of the institute, caused by the requested operation, if it's provided that we meet the present decision imposed set of environmental conditions, can be reduced to an acceptable level;

Whereas, therefore, there is reason to allow the requested permit in full

DECISION:

ARTICLE 1

Section 1 . On Schrurs NV, established in 8560 WEVELGEM , PIJPESTRAAT 12 states permit this decision granted to an establishment located in OOSTKAAI 48 8900 YPRES ( YPRES ) , cadastral knows as :

Dept. Township. Parcelnr section .

YPRES 5 B 941 / C (Part )

with the object: to operate a textile company

(headings

3.3.

Wastewater and cooling water: not discharge under section 3.6 include domestic sewage in public sewers (3) Number : 40 m3/year wastewater

3.6.3.1.

Wastewater and cooling water: waste water treatment plants for hazardous industrial wastewater (effluent till 50 m3/h) (2)

number: 20000 m3/year wastewater

4.2.

Coating agents: application of lacquers, paints , etc. by immersion (2)

number: 133.2 kW 3 dyeing machines

number: 5 kW sample dyeing machine

122.1.

Electricity: transformers with a rated power of 100 kVA individual t.e.m. 1,000 kVA (3) Number : 165 kVA transformer.

16322.

Gases compressors with a total power > 10 kW t.e.m. 200 kW (2)

number : 18.7 kW air compressor

17.3.3.2.

Hazardous substances: warehouses for oxidizing, harmful, corrosive or irritant substances ( > 1000 kg till 50,000 kg ) (except those referred to in section 48) (2)

number : 3180 kg corrosive substances

number : 5890 kg irritants

number : 510 kg pollutants

233.

Plastics: storage of plastics and articles of plastic with a maximum capacity of > 10 tonnes in a room or 100 tonnes in the open air , exc. those referred Cat 48 (2)

some 100 tonnes of plastics

29.5.2.2.

Metal: forging and devices for the mechanical treatment / manufacturing metal (objects) (total thrust > 10 kW till 200kW ) (2)

number: 5,7 kW 2 metal working machines

39.1.3.

Steam Appliances: steam generators with a water content of> 5,000 liters (1)

number: 25000 liter boiler

39.4.1.

Steam Appliances: heat exchangers with a water capacity of the secondary area of 251 till 5.0001 (3)

number: 5000 liters heat exchanger

41.4.3.

Textiles: chemical cleaning and treatment of textiles (total motive power > 200 kW) (1)

number : 259.51 kW textile dying

41.5 .

Textile: Textile warehouses (goods) with a capacity > 10 tonnes (3)

some 200 tons of textiles

43.1.3.

Combustion devices without electricity production (combustion plants, etc.) with a heat output > 5000 kW (1)

number : 6977 kW boiler

So that it would henceforth include:

A textile company with:

- The discharge of wastewater from sanitary facilities and kitchen ( 0.1 m3/hr , 0.18 m3/day and 40 m3/year ) into the public sewer

- The discharge of wastewater from the textile dying and draining of the boiler (10 m3/hr, 200 m3/day and 20,000 m3/year ) via a sewage basin of 500 m3 ( aeration , mixing, pH adjustment , temperature adjustment and sedimentation) into the public sewer

- High voltage transformer 165 kVA

-A textile dying firm with 3 dyeing machines each 44.4 kW, a 5 kW eon jet dyeing machine and two spin operators , respectively.11 kW and 13 kW

- A drying with a more open 8 kW , 2 dryers respectively . 6 kW and 9.8 kW, 2.2 kW eon dryer, two balers respectively . 5 kW and 16.91 kW and 1.1 kW eon rounding machine bobbins

- A Meurabloc boiler (No 2416 , 12 bar) with gas burner and pump 11 kW each , a water content of 25.0001 and a thermal power of 6,977 kW

- An air compressor 18.7 kW

- Hoist a 7.6 kW

- A repository for 6001 acetic acid (technical 40 % vol . ) 1 Cleocid 300 V, 300 1 hypochlorite , 1201 hydrogen peroxide (27.5%) , 1,620 1 NaOH - solution (29%) and 2.100 kg of sodium carbonate in the open air

- A color magazine with storage of 240 kg corrosive, 3790 kg irritant and 510 kg harmful dyes and auxiliary products

- A heat exchanger with a water capacity of the secondary area of 5.0001 in the basin between 3 m3

- 2 metal working machines together 5.7 kW

- Warehouse storage of up to 200 tons of textiles and textile articles divided into raw materials and finished products such as sisal, wool, cotton, reels, acrylic, polyester and polyamide including up to 100 tonnes of plastics and articles of plastics.

ARTICLE 2

Section 1 . The in Article 1 mentioned licensed establishment shall put into operation as from the date specified in Article 3, within a period of 200 calendar days.

Section 2 . To the extent that a building permit is required for the device which is the subject of the authorization referred to in Article 1, laying under the Act of March 29, 1962 the organization of spatial planning and urban design , or otherwise the present environmental will be suspended as long as the building permit has not been granted .

In deviation of the provisions of Section 1, the starting date of the environmental will be permitted until the day that the building permit is vested.

Section 3. If the building permit to in Section 2 is referred, the environmental operation of law will be referred to in Article 1 on the day of the refusal of planning permission in the last instance expires.

ARTICLE 3

The authorization referred to in Article 1 shall be granted for a period of 20 years.

1. starting on 02/08/1996, except where :

a) present environmental license has been suspended because the building permit , required under Article 44 of the Law of 29 March 1962 on the organization of spatial planning and urban design , is not granted permit at the date of this final environmental, the operator has to inform the government that granted the environmental license (by registered letter), of the date the building license was granted.

b) present environmental permit in accordance with Article 2 Section 3 shall lapse by law, in which case no license period allowed ;

2. ending on 02/08/2016 , unless

- The establishment in accordance with the provisions of sub 1a) , was later taken into use , in which case the date of expiry of this authorization with a period corresponding to the subsequent commissioning will be shifted later, unless the deadline coincides with the ongoing previously granted license(s).

ARTICLE 4

For the authorization referred to in Article 1 the following general and sectoral conditions for new devices shall be applied (including, where appropriate, the items stated apply only);

VO1: General Environmental Policy - General Chapter 4.1. and Annex 4.1.8 . (Link to text)

VO2: General environmental conditions - sound:

Chapter 4.5 and Annex 2.2.1, 2.2.2, 4.5.1, 4.5.2 and 4.5.3

VO3: General environmental conditions - surface:

Chapter 4.2 and Annex 4.2.5.1 (Link) and 4.2.5.4 (Link to text)

VO5: General environmental conditions - air:

Chapter 4.4. and appendices 4.4.1 ( Link) , 4.4.2 , 4.4.3 , 4.4.4 and 4.4.5 ( Link)

V26: Discharge of industrial waste waters:

Section 532 and Annex 53.1 (reference in text) and attachments 5.3.2 point 44 ° a) discharging in sewer

V27: Coating agents, dyes and pigments : section 5.4

V35: Electricity: section 5.12

V38: Gases - general: Section 5.16.1

V40: Gases - refrigeration equipment - compressors (physical treatment): Section 5163

V46: Hazardous substances - general: definitions hazardous substances Art. 5.17.0.1 and art. 1.1.2 (only definitions of hazardous substances)

V47: Hazardous substances - activities industrial warehouses with risks of serious accidents , industrial production and storage facilities of certain hazardous substances:

Section 5.17.1 and 5.17.1 Annex (reference text)

V61: Air pollution - thermal power plants, furnaces and combustion furnaces : Section 5:20 (excluding section 5202 : petroleum refineries . ) And Section 5:43

V81: Steam Appliances: Chapter 5:39

V82: Textiles : Chapter 5:41

This doesn't change the strict compliance off the following conditions: Decision of the Flemish Government of 1 June 1995 concerning General and Sectoral provisions relating to Environmental Hygiene (VLAREM II , Belgian Official Gazette dated July 31, 1995 .) As amended by Decree of 6 September 1995.)

Special Conditions:

1) In the application of art. 5.41.0.4. Vlarem 2 the textile dying may also run from 19 h to 7 h

2) the industrial basin should be a concrete or similar structure so that the risk of contamination is adequately restricted

3) the contaminated substances in the wastewater should be identified , including the removal method of the sludge in the wastewater, missing authorization for contaminants should be done after obtaining the final permit within 6 months, this examination should be done by an environmental expert „ surface water ( section 1.3 . title 2 of the Vlarem ) and the results should be reported within 6 months of the external services of the West Flanders Environmental and Ecological Inspectorate Aminal departments.

4) the proper operation of the wastewater treatment should be evaluated by an environmental expert " surface water " (Chapter 1.3 of Title 2 of the Vlarem). Study has to be communicated to the external services of the West Flanders Environmental and Ecological Inspectorate Aminal department.

5) met the sectoral conditions for discharge of industrial textile finishing in sewage client regardless of the specific reference volume Annex 5.3.2.44 ° a) (Title 2 of the Vlarem )

6) the establishment lasting client clothed in a region- green screen of alternating tall and low trees , with a minimum width of 3 meters

ARTICLE 5

This authorization shall not affect the rights of thirds.

ARTICLE 6

Section 1. The provisions of Article 5 Section 1 , 2 ° of Title I of the Vlarem apply to any change of the licensed establishment.

Section 2. Any acquisition of the facility by another operator at the latest 10 calendar days before the date of acquisition has to be reported to the licensing authority granted pursuant to the provisions of Article 42 of the Flemish Regulation on Environmental.

A renewal of the license must be applied in accordance with the provisions of the Flemish regulations regarding environmental appearance between the 18th and the 12th month before the expiry of the license period of the current license.

Bruges, the 02/08/1996

Were attending: HH . Olivier Vanneste, Governor - chairman, Werner DATA, Ferdinand PEUTEMAN, Mrs. MC VAN DER Stichele - de Jaegere, Sir Gerard NAEYAERT , the Lord and the Lord Defreyne Gerrit Jan DURNEZ members, Mr. Hilaire OST Registrar

County Registrar,                                                                                   The President,

Seal of the Province of West Flanders

ATTENTION!

According as the coupling of the building to the environmental license expires under the Act of March 29, 1962 organization of town and country planning should be refused on the day of the final refusal of the environmental license.

There may be appealed to the Flemish Government against this decision, in accordance with the provisions of the Flemish Regulation on the environmental permit. This appeal must be filed within 30 calendar days after posting or by registered letter, addressed to the Flemish minister competent for the environment, at the address of the Department of Environmental AMINAL (Belliard 14-18 1040 BRUSSELS) or Cabinet Flemish Minister.

In support of the receiving of the writing, the wiring has to be companied by the attest of shipment respectively of enclosing as also a proof of payment of the registration fee.

SCHEDULE 5

TRANSFERRED EMPLOYEES
Name	Date of birth	Date of employment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

SCHEDULE 6

SELLER'S DEBTS as at October 4, 2013
Creditor	Initial amount	Amount due as at 4/10/2013	Interest (%)	End date
KBC DEBTS
Straight loan C11296374269	230,000	229978,94
Loan 726617340113	95,000	17416,83	3,95	29/09/2014
Loan 726799431442	154,720	136669,38	3,1	31/08/2022
Loan 726799432048	157,255	131045,88	3,1	4/09/2019
Leasing Dryer C11296374269	220,000	173178,32		4/09/2017
BNP PARIBAS DEBTS
Loan 245-7014859-09	99,000	71651,68	4,545	31/03/2017
Loan 245-5646297-20	19,000	5066,52	3,21	14/01/2015

Loan Le Relais	50,000	50.000	N/A	N/A

Loan Marc Schrurs	66,048.55	66.048,55	4	N/A

Potential liability in respect of dismissal employee	N/A	[Potential liability]	N/A	N/A

TOTAL		EUR 881.056

SCHEDULE 7

AGREED FORM COPY OF THE SERVICES AGREEMENT

DATED November 6, 2013

CRAILAR TECHNOLOGIES INC.

as "the Company"

AND

Mr. Serge SCHRURS

as "the Consultant"

SERVICES

AGREEMENT

TABLE OF CONTENTS
OBJECT OF THE AGREEMENT	2
QUALIFICATION OF THE AGREEMENT	2
EXECUTION OF THE CONTRACT	2
FEES	5
CONFIDENTIALITY	5
INTELLECTUAL PROPERTY	6
TERMINATION	8
MISCELLANEOUS	9
GOVERNING LAW AND JURISDICTION	9

THIS SERVICES AGREEMENT (the "Agreement") is entered into [•] 2013

BETWEEN

(1)     [•], incorporated under the laws of Belgium, having its registered office at [•] and registered in the register for legal entities under the number [•];

duly represented by [•], in [his or her] capacity as [•];

hereinafter referred to as "the Company";

AND

(2)     Mr. Serge SCHRURS, domiciled in Belgium at Pijpestraat 18, 8560 Wevelgem;

hereinafter referred to as "the Consultant";

The Company and the Consultant are hereinafter referred to as "a Party" and collectively as "the Parties"

WHEREAS:

(A)     The Consultant has managed and operated for many years a company specialized in the textile industry, in particular specialized in wet processing, with a facility located at 8900 Ieper ("the Facility").

(B)     On the day hereof, the Company has acquired from Schrurs NV certain assets and liabilities related to the operations at the Facility.

(C)     The Company has expressed its will to benefit from the experience and the expertise of the Consultant to further develop certain textile related activities at the Facility.

(D)     The Consultant is willing to provide his experience and expertise by offering professional and independent services to the Company.

(E)     In this context, the Parties agree to the following which sets out the terms and conditions of their collaboration.

IT HAS BEEN AGREED AND ACCEPTED AS FOLLOWS:

1.     OBJECT OF THE AGREEMENT

As from 06 November (hereinafter referred to as "the Effective Date"), the Consultant will, as an independent contractor, provide the Company with the services and advice with respect to the management and operation of the new textile related operations at the Facility ("the Service").

The Consultant will execute any other tasks that he considers necessary in that regard and give such advice that the Company might require for the proper management of the Facility.

In providing the Services, the Consultant will take into consideration the strategic decisions of the Company's board of directors.

2.     QUALIFICATION OF THE AGREEMENT

2.1.     Independency

According to Article 331 of the Programme-Act (I) of December 27, 2006, the Parties agree that the Consultant will perform his obligations under the present Agreement on an independent basis. The Consultant will be accountable to the Company for the faithful and diligent performance of his duties under this Agreement.

2.2.     Responsibilities

The Consultant, in its sole responsibility, must comply with all statutes and regulations that apply to his status, especially social and tax obligations that apply to him. The Consultant agrees to hold the Company harmless from and against any and all damage, loss, liability, and expense (including costs of investigation and reasonable attorneys' fees) suffered or incurred by the Company and resulting from any breach of this provision.

3.     EXECUTION OF THE CONTRACT

3.1.     General

The Consultant undertakes to execute the Services under the present Agreement in a good, efficient and proper manner using his best efforts. The Consultant must use all reasonable means to execute the Services in an appropriate, loyal, and efficient manner, and the Consultant agrees to do everything within his power to promote the interests and the reputation of the Company and its affiliated members.

The Consultant will see to it that his undertakings described above will be respected by his agents, officers, employees, and directors, if any.

3.2.     Appointments

The Services shall be rendered by Mr. Serge Schrurs. The Consultant may not replace himself with another person or agent without the prior written approval of the Company.

If the Consultant appoints another person to render the Services under this Agreement on the Consultant's behalf, this appointed person must observe the obligations of this Agreement. The Consultant agrees to hold the Company harmless from and against any and all damage, loss, liability and expense (including costs of investigation and reasonable attorneys' fees) suffered or incurred by the Company and resulting from a breach of the commitments under Articles 2 and 5 of the present Agreement.

3.3.     Manner in which the Consultant is to execute his duties under the Agreement

Subject to the strategic decisions of the Company's board of directors, the Consultant has full autonomy in how, when, and where he will render the Services under the present Agreement. The Consultant will ensure that his Services are organized in such a way that the Company will receive optimal quality of Services.

The Consultant will devote the time necessary to provide the Company with the Services. In this respect, the Parties estimate that the time required for the Consultant's proper execution of his duties under this Agreement is a minimum of 1,750 hours per year.

3.4.     Access to the premises and network

The Company allows the Consultant to access its premises and its computer and telephone networks.

3.5.     Autonomy

The Consultant has full autonomy in providing the Services. He will determine himself the modalities, the conditions with respect to the technical aspects for the provision of the Services as well as the manner in which his activities will be organized. The Consultant has full autonomy in organizing his working time and work.

However, the Consultant will be available to the Company according to its business needs. The Consultant will devote his efforts, time, and availability to the correct performance of his tasks under the present Agreement.

4.

5.     FEES

5.1.     Annual Fee

The annual fee of the Consultant is set at [***], excluding VAT. This annual fee is to be paid in 12 monthly instalments of [***] (excluding VAT) per instalment.

At the end of each month, the Consultant will invoice the Company [***] (i.e., the sum of a monthly instalment) for having rendered services for the month concerned. The Company will pay the invoice within 15 days from the post-marked date of the invoice. Any dispute with respect to an invoice must be communicated to the Consultant within 10 calendar days as from the date of the invoice concerned. The invoice concerned will not be paid before the dispute has been settled.

5.2.     Additional fee

The Consultant could be paid a yearly additional fee of maximum [***] depending on the quality of the Services rendered by the Consultant to the Company and the added value that he and his Services have given to the Company.

Parties agree that this additional fee is paid at the sole discretion of the Company and that the Consultant has no acquired right to this additional fee.

5.3.     Costs

The fees mentioned in this Article 4 include all costs and expenses incurred by the Consultant for the execution of his duties this Agreement, but they do not include special expenses that have been pre-approved in writing by the Company. For these special expenses, the Company will reimburse them to the Consultant when all relevant documentation are submitted to the Company in this respect.

6.     CONFIDENTIALITY

6.1.     In the framework of the present Agreement, as well as in his capacity as the former owner of the Facility and assets sold to the Company, the Consultant had and still has access to a lot of Confidential Information, including information about/ from the Crailar group.

6.2.     The Consultant undertakes to keep confidential any and all Confidential Information related to the Facility, and to the Crailar group and not to disclose the Confidential Information in whole or in part to any other person without the other Party's prior written consent, and this during the entire term of the Agreement and at any time thereafter, both in Belgium and abroad.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

***

6.3.     "Confidential Information" means any and all information and documentation of either Party and the Crailar group to which the Company belongs, including but not limited to know-how, industrial information, technical, commercial information and data, methods of operation and processes, customer and supplier names and information, customer lists, trade secrets, business processes, methodologies, tools, financial data, statistical information, personnel and other business data, and any commercially valuable information in whatever form, to the extent that such information is not publicly available or easily accessible.

6.4.     This confidentiality undertaking does not apply when the Consultant is obliged to disclose such kind of information in accordance with any legal provision or any judicial or arbitral decision.

6.5.     During the term of this Agreement, the Consultant undertakes to abstain from any act or activity that will likely harm directly or indirectly the interests of the Company.

6.6.     For as long as Mr. Serge Schrurs is a consultant of the Company and for the duration of 6 months after he is no longer active in this role, the Consultant agrees that he will not acquire, operate, or otherwise participate in, have an interest in, provide management or advice or business assistance to, or engage in--howsoever, either directly or indirectly--the operations or entities operating in Belgium which are involved in the same or similar business activities as the Company (these being understood as activities of or related to the textile processing industry).

6.7.     If the Consultant breaches his obligation under Article. 5.6, the Company will be immediately and automatically entitled to the payment of an aggregate lump sum indemnity of EUR 65,000, without prejudice to claim in addition the real damages sustained.

6.8.     The Consultant undertakes to see to it that all provisions under this Article 5 will be respected by the any of his employees, agents, or subcontractors, as well as any of his family members.

7.

8.     INTELLECTUAL PROPERTY

8.1.     For the purposes of this Agreement, Intellectual Property includes, without being limited to, any work, material, and information such as ideas, discoveries, trade secrets, know-how, copyright, drafts, plans, drawings and designs, trademarks, commercial names, domain names, software, developments, inventions, processes, advertising, documentation, skills, formulas, technology, patents, topographies of semiconductors, technique, information and writings relating to works protected by copyright, hardware and software, as well as all texts, reports, images, logos, distinctive signs, slogans, diagrams, databases, collections of information, packaging, manuals and preparatory materials, regardless of the format (paper, electronic, etc.), and the technical item on which the works are recorded.

8.2.     The Consultant hereby confirms that he assigns unconditionally and irrevocably--to the extent necessary and in the most extended manner (i.e., for all exploitation forms and modalities worldwide for the duration of the rights concerned according to national and international legislation)--the Company, who has accepted, and any third party designated by the Company all rights to all Intellectual Property which the Consultant, either alone or in collaboration with others, has created, discovered, or conceived and will create, discover, or conceive, whether in the framework of the present agreement or because of this Agreement, whether as the result of either a task the Consultant undertook to fulfil under this Agreement or a task assigned to the Consultant during the course of his execution of this Agreement, whether during or outside the office hours and through any means (material, financial, personnel, information, know-how, ...) that the Consultant used and provided to the Company.

8.3.     These assigned rights belong exclusively to the Company and/or any third party designated by the Company. The Company and/or the designated third party will decide at their/its sole discretion whether to exploit their rights to the Intellectual Property. If the Intellectual Property is not exploited at all, the rights, including ownership rights, remain with the Company and/or the designated third party.

8.4.     With regard to moral rights, the Consultant expressly waives its right of paternity. In any event, the Consultant will refrain from exercising his moral rights over his works in a way which could prejudice the Company's commercial interests. Regarding the right of integrity, the Consultant may only oppose modification(s) of his work insofar as his honour or reputation can be damaged as a result of the modification(s).

8.5.     The Consultant confirms herewith that the fees due under the present Agreement covers the monetary compensation for the transfer mentioned in Article 6.2. and also the waiver mentioned in Article 6.4.

8.6.     In view of the transfer set out in Article 6.2, the Consultant confirms that he will refrain from claiming anywhere in the world any intellectual property right or any other right or claim in relation to the Intellectual Property set out in Articles 6.1 and 6.2. The Consultant also confirms that he will refrain from introducing any application for patent, trademark, design, or any similar protection.

8.7.     The Consultant warrants that he is entitled to transfer the rights to the Intellectual Property and that the Intellectual Property and the rights relating thereto transferred to the Company do not infringe and will not infringe any rights of third parties.

8.8.     The Consultant will safeguard and indemnify the Company and/or any of its designated third parties against any action brought by other third parties concerning an infringement of the rights of that third party which would have allegedly been caused by the Intellectual Property or by the rights to the Intellectual Property which were transferred to the Company

The Consultant agrees--on request of the Company and without being entitled to any additional compensation--to do the following: (i) sign any document and take any action which the Company considers necessary to acquire and maintain adequate patent and other intellectual property protection in any country of jurisdiction in the advantage of the Company in relation to any rights assigned to it under Article 6.2, and (ii) assist the Company in the drafting of the necessary documents and in acquiring, maintaining, and enforcing the protection of these rights.

9.     TERMINATION

9.1.     Duration

The present Agreement is concluded for a definite term of three years. This term starts on the Effective Date as described in Article 1 above and ends automatically at the end of three years from this Effective Date.

Parties can agree on renewing the present contract for a new term of three years, or any other term as agreed between Parties.

9.2.     Termination

Any Party may terminate the present Agreement by serving a notice period of 6 months or paying the other party an indemnity corresponding to half of the annual fee as mentioned in Article 5.1. of the present Agreement.

9.3.     Serious failure

Any Party may terminate the present Agreement with immediate effect and without notice or indemnity whatsoever if the other Party has committed a serious failure by not complying with its legal, statutory, or contractual obligations.

9.4.     Return of documents

Upon this Agreement's termination, the Consultant must deliver to the Company the documents and/or belongings of the Company that would be in his possession or in the possession of the agent whom the Consultant appointed per article 3.2. of the present Agreement.

10.     MISCELLANEOUS

10.1.     Entire Agreement/Amendments

This Agreement constitutes the entire understanding of the Parties with respect to the services that the Consultant is to render to the Company. This Agreement may not be altered, modified, or amended except if it is done in writing and signed by the Parties hereto.

10.2.     No Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.3.     Severability

In the event that any one or more of the provisions of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement will not be affected thereby.

11.     GOVERNING LAW AND JURISDICTION

This Agreement is governed by and construed in accordance with Belgian law, and any disputes concerning this Agreement is to be submitted to the exclusive jurisdiction of the Belgian courts and tribunals.

IN WITNESS WHEREOF, the Parties hereto have duly signed this Agreement on the date written above.

[Please write by hand the phrase "read and approved" before signing.]

THE COMPANY

/s/ Theodore Sanders

______________________________________________

Name: Theodore Sanders

Title: CFO

THE CONSULTANT

/s/ Serge Schrurs

______________________________________________

Name: Serge Schrurs

"read and approved"

SCHEDULE 8

SELLER'S REPRESENTATIONS

  CAPACITY AND AUTHORITY

1.1     Capacity, power, authority and action

1.1.1     The Seller is a corporation duly incorporated, organised, validly existing for an indefinite duration and duly registered under Belgian law, is duly qualified to do business in Belgium and is not involved in any (threatening) procedure of bankruptcy, liquidation or receivership.

1.1.2     The Seller has the requisite capacity, power and authority and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations under the Agreement and any other document to be executed by the Seller.

1.1.3     The Seller has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions to empower it to enter into and perform its obligations under the Agreement.

1.2     Binding agreements

The Seller's obligations under the Agreement and any other document to be executed by the Seller in connection with the Agreement are, or when the relevant document is executed will be, valid and enforceable in accordance with their respective terms.

1.3     No Breach

The execution of, and the fulfilment of, compliance and performance by the Seller of its obligations under the Agreement and any other documents to be executed by the Seller pursuant to or in connection with the Agreement will not:

1.3.1     conflict with the deed of incorporation ("oprichtingsakte" / "acte de constitution") or the articles of association of the Seller, or give rise to conflicts or liabilities as a consequence of said execution or performance;

1.3.2     conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Transferred Contract, the Transferred Permit or any law to which the Seller is a party or by which the Seller or any of the Transferred Assets or Transferred Liabilities are bound;

1.3.3     require the Seller to obtain any consent or approval of, or give any notice or make any registration with, any Governmental Authority or person which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked;

1.3.4     constitute a violation of any laws applicable to the Seller; or

1.3.5     result in the creation of any Encumbrance whatsoever upon any of the Transferred Assets.

2.     SELLER'S EQUIPMENT AND MACHINERY

2.1     The Seller has good, valid and marketable title to the Transferred Equipment and Machinery owned by the Seller, and all such Transferred Equipment and Machinery is in its possession and under its control, free and clear of any Encumbrances, and no other person has or claims any rights in relation thereto. Upon delivery to the Purchaser on the Closing Date, the Seller will thereby transfer to the Purchaser good and marketable title to the Transferred Equipment and Machinery, subject to no Encumbrance of any nature whatsoever.

2.2     All of the Transferred Equipment and Machinery owned, leased, used or occupied by the Seller is (i) in good repair and condition, subject to ordinary wear and tear, regularly maintained, fully serviceable and suitable for the purposes for which they are used, and (ii) used in accordance with all applicable laws.

2.3     The Seller has operated the Business and kept the Transferred Equipment and Machinery in conformity with all applicable laws, regulations, court decisions, arbitration awards and other legal requirements applicable to them (including, but not limited to, environment noise, safety and health requirements) and has made all registrations, transcriptions and notifications as are required or desirable under such laws, regulations, court decisions, arbitration awards or other legal requirements.

2.4     The Seller has not been put on notice of any violation or non-compliance in connection with the operation of the Business or the use of any of the Transferred Equipment and Machinery.

2.5     Taking into account the Lease Agreement which shall be entered into by the Parties on Closing Date, the Transferred Equipment and Machinery, together with all other Transferred Assets comprises all assets which are necessary for the continued operation of the Business.

2.6     The Seller has complied in all material respects with all legal requirements to which the Seller or its Business or any of the Transferred Assets are subject, whether in Belgium or in any other country, and is not currently in violation of any of the foregoing.

3.     TRANSFERRED CONTRACTS

3.1     Each of the Transferred Contracts is valid and enforceable in accordance with its terms. Neither the Seller, nor any other party thereto is in default with respect to any provisions thereof. No event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

3.2     None of the Transferred Contracts is of an unusual, abnormal or onerous nature taking into account the business and the nature of the operations of the Business.

3.3     To the best of the Seller's knowledge, there is no threat whereby any of the Transferred Contracts may be terminated or rescinded or whereby the terms may be worsened as against the Seller or, following the consummation of the Transaction, the Purchaser.

3.4     The Seller has not waived any rights or privileges under any of the Transferred Contracts.

3.5     There are no acts or facts that, separately or taken as a whole, could lead to another qualification as the one that parties gave to a Transferred Contract.

3.6     There has not been any adverse change in the business relationship of the Seller with any customer or supplier.

3.7     There are no special circumstances which might lead to the Business being restricted or hindered.

4.     TRANSFERRED PERMIT

4.1     Other than the Transferred Permit, there are no licences, permits, consents, approvals or authorisations which are in any matter necessary for the Seller to own, lease or otherwise hold the Transferred Assets and to carry out the Business as it is presently conducted and as it has previously been conducted by it.

4.2     The Transferred Permit is not threatened with suspension or cancellation, in whole or in part, and has not expired and will not expire before the end of the term for which it has been delivered. The Seller has taken all appropriate action (including without limitation the necessary investments) that ought to have been taken with respect to the renewal or extension of such Transferred Permit.

4.3     The Seller is not aware of any circumstances indicating that the Transferred Permit is likely to be revoked or not renewed in the ordinary cause.

4.4     The Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Transferred Permit.

4.5     The Transferred Permits will not be adversely affected by the consummation of the Transaction contemplated by this Agreement.

5.     LITIGATION

There is no action, suit, investigation or proceeding pending or to the best of the Seller's knowledge threatened before any court or arbitrator or any governmental authority, agency or official against or affecting the Business, the Transferred Assets or the Transferred Liabilities.

6.     EMPLOYEES

6.1     General

6.1.1     Schedule 6 to the Agreement contains a true and complete list of all Transferred Employees, including a true and complete statement of their names, addresses, duties, duration of their employment contract, possible protected employee status, age, length of service and, taking into account any applicable indexation, their current salary, commissions, remuneration in kind, bonuses, pensions, and any other extra--legal or fringe benefits, including pension entitlements. Save as set forth in Disclosure Schedule 2, there are no other employees employed in the Business than the Transferred Employees.

6.1.2     The Company has disclosed to the Purchaser all material facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing the Transferred Employees.

6.2     Compliance with requirements

6.2.1     The Seller in relation to each of the Transferred Employees,

(A)     is and has at all times been in compliance with all applicable laws and regulations regarding employment, including, for the avoidance of doubt, social security, tax, individual labour agreements, collective bargaining agreements and employment practices and are not engaged in any unfair labour practices;

(B)     discharged fully its obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay accrued entitlement under incentive schemes and national insurance contributions and other benefits of or connected with employment.

6.2.2     All remuneration and moneys to be paid to the Transferred Employees have been calculated and paid in conformity with applicable law. All withholding tax payments due at or prior to the Closing Date have been made by the Seller in due time for the periods of employment of the Transferred Employees up to the Closing Date.

6.2.3     All social security and withholding tax payments have been made in due time for and with regard to all periods of employment of the Transferred Employees and which are due up to the Closing Date. No social security contributions have accrued with respect to or are due by the Seller for the Transferred Employees with regard to all periods of employment up to the Closing Date.

6.3     Employment contracts

6.3.1     The employment contracts with, or the terms of employment applicable to, any of the Transferred Employees do not contain any express provision regarding notice periods or termination modalities in excess of the requirements under applicable legislation.

6.3.2     There are no persons employed in the Business on the basis of consultancy or similar agreements.

6.4     Disputes

6.4.1     No dispute has arisen within the last 5 years between the Seller and any of the Transferred Employees and there are no present circumstances which are likely to give rise to any such dispute.

6.4.2     There are no complaints pending or threatened against the Seller of whatever nature in relation to any of the Transferred Employees and there is no industrial action or dispute or labour trouble, strike or other event or condition of any similar character threatened or existing or anticipated in respect of or concerning any of the Transferred Employees.

SCHEDULE 10

SELLER'S DISCLOSURES

1.     Potential liability in respect of the dismissal of an employee (cfr. Schedule 6);

2.     One employee of the Seller, [***], shall not be transferred to the Purchaser, but shall remain employed by the Seller until its retirement.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.